UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 19, 2008, Tyco International Ltd. (the “Company”) amended the terms of its employment agreement with Edward D. Breen, the Company’s chairman, president and chief executive officer, originally effective on July 25, 2002.   The material amendments to the agreement include (a) reductions and/or phase-downs in the severance cash benefits Mr. Breen would be entitled to receive upon termination without cause by the Company, termination for good reason by Mr. Breen, or termination at or after a change-in-control of the Company, (b) corresponding reductions in the number of years for which the Company is entitled to provide Mr. Breen and his dependents health and welfare benefits following such a termination, (c) an increase in the threshold, from 30% to 40%, at which a change-in-control is deemed to occur upon a person or group becoming the beneficial owner of the Company’s voting securities, (d) an increase in the duration of the non-competition provision applicable to Mr. Breen if he becomes employed by a company that generates more than 30% of its gross revenue from the security business, (e) the deletion of certain outdated provisions related to Mr. Breen’s initial sign-on bonus, equity awards and relocation benefits, (f) a reduction of the legal fees that the Company is obligated to pay Mr. Breen on behalf of the negotiation and execution of the agreement, and (g) changes and adjustments intended to comply with or qualify for exemptions under Internal Revenue Code Section 409A.

In addition, consistent with the benefit provided to other senior officers, the contract provides for the provision by the Company of a variable universal life insurance policy for Mr. Breen with a face amount of up to $3.0 million in lieu of separate term life and accidental death and dismemberment policies aggregating up to $3.0 million.

The description above is qualified in its entirety by the terms of the Amended and Restated Executive Employment Agreement, which is attached hereto as Exhibits 10.1 and incorporated by reference in this Item 1.01.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement between Tyco International Ltd. and Edward D. Breen, dated as of December 19, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John S. Jenkins
John S. Jenkins
Vice President and Corporate Secretary

Date: December 19, 2008